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                                                                   EXHIBIT 99.1


                             REMARKETING AGREEMENT

                 This REMARKETING AGREEMENT, dated as of ______ __, 1995 (the "Remarketing Agreement"), is among Apache Corporation, a Delaware corporation (the "Company"), _______________ (the "Remarketing Agent") and _______(the "Standby Remarketing Agent").

                 WHEREAS, the Company expects to issue $_________ aggregate principal amount of its Remarketed Notes (the "Notes") under an Indenture, dated as of ______ __, 1995 (the "Indenture"), between the Company and Chemical Bank, as trustee (the "Trustee"), which Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "1939 Act");

                 WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a shelf registration statement on Form S-3 (No. 33-_____) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the offering of Debt Securities, including the Notes, which registration statement was declared effective by order of the Commission on ___ __, 1995, and, has filed such amendments thereto, such amended prospectuses as may have been required to the date hereof and will file such additional amendments thereto and such additional amended prospectuses as may hereafter be required;

                 WHEREAS, the Notes were initially sold through [the Remarketing Agent] pursuant to a distribution agreement dated _______, 1995 among First Chicago Capital Markets, Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc. (the "Distribution Agreement");

                 WHEREAS, the Company intends by this Agreement to (a) appoint the Remarketing Agent to act as remarketing agent with respect to the Notes for the purpose of (i) setting the interest rate or rates and the Spread (if any) and/or Spread Multiplier (if any) for such Notes, (ii) setting the Interest Rate Period in certain circumstances, (iii) remarketing such Notes from time to time on behalf of the Beneficial Owners thereof and (iv) accepting tendered Notes for remarketing and receiving payment of the purchase price for Notes subject to remarketing and paying Beneficial Owners on whose behalf such Notes were remarketed and (b) appoint the Standby Remarketing Agent to act as standby remarketing agent as provided herein; and

                 WHEREAS, the Remarketing Agent and the Standby Remarketing Agent are willing to assume such duties on the terms and conditions expressly set forth herein;
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                 NOW, THEREFORE, for and in consideration of the covenants
herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

                 Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Distribution Agreement, the Indenture or the Notes. Unless the context otherwise requires, references herein to the Remarketing Agent or the Remarketing Agents shall include the Standby Remarketing Agent.

                 Section 2. Representations and Warranties. (a) The Company represents and warrants to each of the Remarketing Agent and the Standby Remarketing Agent as of the date hereof and as of each Interest Rate Adjustment Date for each Interest Rate Period that (i) it has made all the filings with the SEC that it is required to make under the 1934 Act and the 1934 Act Regulations (collectively, the "1934 Act Documents"), that each 1934 Act Document complied in all material respects with the requirements of the 1934 Act and 1934 Act Regulation, and each 1934 Act Document did not at the time of filing with the SEC include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were, not misleading, and (ii) no consent, approval, authorization, order or decree of any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement or in connection with the remarketing of Notes pursuant hereto, except such as have been obtained or rendered, as the case may be.

         (b) The Company represents and warrants to each of the Remarketing Agent and the Standby Remarketing Agent as of the date hereof, as of each date on which the interest rate for a Long Term Rate Period is established and as of each Interest Rate Adjustment Date for a Long Term Rate Period (each such date being hereinafter referred to as a "Representation Date"), as follows:

                      (i) Due Incorporation and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Delaware with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the 1934 Act Documents and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in Texas and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the fail-




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         ure to so qualify and be in good standing would not have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

                      (ii) Subsidiaries. Each "significant subsidiary" of the Company as defined in Rule 405 of Regulation C of the 1933 Act Regulations (collectively, the "Significant Subsidiaries") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and conduct its business as described in the 1934 Act Documents and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and, except as disclosed in the 1934 Act Documents, all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except for directors' qualifying shares (if applicable), is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

                    (iii) Accountants. The accountants who certified the financial statements included or incorporated by reference in the 1934 Act Documents are independent public accountants within the meaning of the 1933 Act and the 1933 Act Regulations.

                      (iv) Financial Statements. The financial statements and any supporting schedules of the Company and its subsidiaries included or incorporated by reference in the 1934 Act Documents present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of their operations for the periods specified; except as stated therein, said financial statements have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis; and the supporting schedules included or incorporated by reference in the 1934





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         Act Documents present fairly the information required to be stated
         therein.

                      (v) Engineers. The petroleum engineers who have consented to being named as having reviewed certain reserve data included or incorporated by reference in the 1934 Act Documents are independent engineers with respect to the Company and its subsidiaries.

                      (vi) Authorization and Validity of this Agreement, the Indenture and the Notes. This Agreement has been duly authorized, executed and delivered by the Company and, upon execution and delivery by the Agents, will be a valid and legally binding agreement of the Company; the Indenture has been duly authorized, executed and delivered by the Company and, upon execution and delivery by the Trustee, will be a valid and legally binding agreement of the Company enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles, and except further as enforcement thereof may be limited by (1) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (2) governmental authority to limit, delay or prohibit the making of payments outside the United States. The Notes constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles, and except further as enforcement thereof may be limited by (1) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (2) governmental authority to limit, delay or prohibit the making of payments outside the United States. Each Holder (as defined in the Indenture) of Notes will be entitled to the benefits of the Indenture.

                    (vii) Material Adverse Changes or Material Transactions. Since the respective dates as of which information is given in the 1934 Act Documents, except as





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         may otherwise be stated therein or contemplated thereby, (1) there has been no material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business and (2) there have been no material transactions entered into by the Company or any of its subsidiaries other than those in the ordinary course of business or that would not have a material adverse effect on the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

                   (viii) No Defaults. Neither the Company nor any of its subsidiaries is in violation of its charter or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of them or their properties may be bound, where the consequences of such violation or default would have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and the execution and delivery of this Agreement and the Indenture and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any such subsidiary is subject, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any law, administrative regulation or administrative or court order or decree, where the consequences of such conflict, breach, creation, imposition, violation or default would have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

                      (ix) Legal Proceedings. Except as may be included or incorporated by reference in the 1934 Act Documents, there is no action, suit or proceeding before or by any





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         court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its subsidiaries, which might, in the opinion of the Company, result in any material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or could reasonably be expected to materially and adversely affect the properties or assets thereof or could reasonably be expected to materially and adversely affect the consummation of this Agreement or the Indenture or any transaction contemplated hereby or thereby.

                      (x) Licenses. Neither the Company nor any of its subsidiaries is in violation of any law, ordinance, governmental rule or regulation or court decree to which it may be subject or has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure would materially adversely affect the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and the Company and its subsidiaries own or possess or have obtained all governmental licenses, permits, consents, orders, approvals and other authorizations and has properly filed with the appropriate authorities all notices, applications and other documents, as are necessary to lease or own their respective properties and to carry on their respective businesses as presently conducted, except where the failure to possess such licenses or authorizations or to make such filings would not materially adversely affect the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

                      (xi) Trademarks; Service Marks. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate trademarks, service marks and trade names necessary to conduct the business now operated by them, except as set forth or incorporated by reference in the 1934 Act Documents or except where the failure to own or possess would not materially adversely affect the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any trademarks, service marks or





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         trade names which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially adversely affect the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

                    (xii) Property. The Company and its subsidiaries have legal, valid and defensible title to all of their interests in oil and gas properties and to all other real and personal property owned by them and any other real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances and defects of any kind, except such as
         (a) are described in the 1934 Act Documents, (b) liens and encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farm-out agreements and other oil and gas exploration and productions agreements, in each case that secure payment of amounts not yet due and payable for the performance of other inchoate obligations and are of a scope and nature customary in connection with similar drilling and producing operations or (c) those that do not have a material adverse effect on the condition, financial or otherwise, the results of operations, business affairs or business prospects of the Company.

                   (xiii) Reserves. The information underlying the estimates of oil and gas reserves as described in the 1934 Act Documents is complete and accurate in all material respects (or, with regard to any information underlying the estimates prepared by any petroleum engineers retained by any seller of such oil and gas reserves, is to the best knowledge of the Company after reasonable investigation, complete and accurate in all material respects); other than production of the reserves in the ordinary course of business and intervening product price fluctuations described in the 1934 Act Documents, the Company is not aware of any facts or circumstances that would result in a material adverse change in the reserves or the present value of future net cash flows therefrom as described in the
         1934 Act Documents.   Estimates of such reserves and present values
         comply in all material respects with the applicable requirements of Regulation S-X and Industry Guide 2 under the 1934 Act.

                    (xiv) Investment Company Act. Neither the Company nor any of its subsidiaries is required to be registered





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         under the Investment Company Act of 1940, as amended (the "1940 Act").

                      (xv) Environmental Compliance. Except as described in the 1934 Act Documents, (A) neither the Company nor any of its subsidiaries is in violation of any local or foreign laws or regulations relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), except such violations as would not, singly or in the aggregate, have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, and (B) to the best of the Company's knowledge, there are no events or circumstances that could reasonably be expected to be the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to any Hazardous Materials or the violation of any Environmental Laws, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

         (c) Additional Certifications. Any certificate signed by any director or officer of the Company and delivered to one or more Remarketing Agents or to counsel for the Remarketing Agents in connection with an offering of Notes to one or more Remarketing Agents as principal or through a Remarketing Agent as agent shall be deemed a representation and warranty by the Company to such Remarketing Agent or Agents as to the matters covered thereby.

                 Section 3. Covenants of the Company. The Company covenants with each of the Remarketing Agent and the Standby Remarketing Agent as follows:

                 (a) The Company will provide prompt notice to the Remarketing Agents of any notification by a rating agency





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         with regard to the ratings of any securities of the Company.

                 (b) The Company will to furnish to each of the Remarketing Agent and the Standby Remarketing Agent:

                          (i) the Registration Statement and the Prospectus
                 relating to the Notes (including in each case any amendment or supplement thereto and each document incorporated therein by reference);

                          (ii) each 1934 Act Document filed after the date
                 hereof;

                          (iii) notice of the occurrence of any of the events
                 set forth in clause (c) of Section 8 hereof; and

                          (iv) in connection with each remarketing of Notes,
                 such other information as each of such Remarketing Agents may reasonably request from time to time; provided the Company is not obligated to provide any material non-public information unless such information relates to any material adverse change or any event or situation which could reasonably be expected to result in a material adverse change in the financial condition, results of operations or business affairs of the Company, and provided further that information provided by the Company pursuant hereto may only be distributed to holders and potential holders of Notes by a Remarketing Agent with the prior approval of the Company as to the form and content of such information.

         The Company agrees to provide each of the Remarketing Agents with as many copies of the foregoing written materials and other Company approved information as the Remarketing Agents may reasonably request for use in connection with each remarketing of Notes and consents to the use thereof for such purpose.

                 (c) If, at any time during which the Remarketing Agent would be obligated to take any action under this Agreement, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the Notes shall occur which could reasonably be expected to affect the accuracy or completeness of any statement of a material fact contained in any of the reports, documents, materials or information referred to in paragraph (b) above or any document incorporated therein by reference (collectively, the "Remarketing Materials"), the Company shall promptly notify each of the Remarketing Agents in writing of the circumstances and details of such event or





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         condition unless the Company, in its sole discretion reasonably exercised, determines that it is not required to disclose such information pursuant to the 1934 Act or the 1934 Act Regulations.

                 (d) Notwithstanding any other provision of this Agreement, a Remarketing Agent may resign and be discharged from its duties and obligations hereunder at any time if, in its sole discretion, it determines that it lacks the information or the ability to distribute the information necessary to perform its obligations hereunder or to comply with applicable laws and regulations in connection therewith, such resignation to be effective upon delivery of notice to the Company, the Trustee and the other Remarketing Agents, if any, of such resignation provided that no Remarketing Agent shall resign with respect to any Note between 12:30 p.m., New York City time, and the close of business on any Interest Rate Adjustment Date for such Note.

                 Section 4. Appointment and Obligations of the Remarketing Agent and the Standby Remarketing Agent. (a) The Company hereby appoints the Remarketing Agent, and the Remarketing Agent hereby accepts such appointment, as the Remarketing Agent with respect to the Notes initially sold by, through or to such Remarketing Agent for the purpose of (i) setting the interest rate or rates and the Spread (if any) and/or the Spread Multiplier (if any) for such Notes, (ii) setting the Interest Rate Period in certain circumstances, (iii) remarketing such Notes from time to time on behalf of the Beneficial Owners thereof and (iv) accepting such tendered Notes for remarketing and receiving payment of the purchase price for such Notes subject to remarketing and paying Beneficial Owners on whose behalf such Notes were remarketed. In addition, for purposes of facilitating the remarketing arrangements provided for herein, the Company hereby appoints the Standby Remarketing Agent, and the Standby Remarketing Agent hereby accepts such appointment, on the terms set forth herein. In the event that a Remarketing Agent is not able to remarket Notes on any Interest Rate Adjustment Date, then the applicable Standby Remarketing Agent shall use its reasonable efforts to assist in the remarketing of such Notes.
Any duty to provide notification by a Remarketing Agent to the Company or the Trustee hereunder shall be solely the responsibility of such Remarketing Agent and not that of the Standby Remarketing Agent. Unless otherwise specified herein, the Standby Remarketing Agent shall have all of the rights, privileges and benefits of a Remarketing Agent as fully as though named as such herein for the period it is acting as Standby Remarketing Agent.





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         Subject to Section 6 hereof, the Company reserves the right to appoint or replace the Remarketing Agent or the Standby Remarketing Agent with respect to any issue of Notes at any time.

                 (b) The Remarketing Agent agrees to (i) use its reasonable efforts to set the interest rate for each Note and the Spread (if any) and the Spread Multiplier (if any) in the Interest Rate Mode selected by the Company, which rate shall be the lowest rate necessary in the judgment of the Remarketing Agent to remarket such Note on such date of determination at a price equal to 100% of the principal amount thereof, (ii) notify the Company, DTC and the Trustee promptly of such interest rate and the Spread (if any) and the Spread Multiplier (if any) for such Note and with respect to the next Interest Rate Period for such Note, (iii) use its reasonable efforts to remarket each Note tendered to such Remarketing Agent in remarketings held from time to time and (iv) accept tendered Notes for remarketing and receive payment of the purchase price for Notes subject to remarketing and pay Beneficial Owners on whose behalf such Notes were remarketed.

                 (c) It is expressly understood and agreed by the parties hereto that the Remarketing Agent shall not be obligated to set the interest rate or the Spread or Spread Multiplier on any Notes or to remarket any Notes or perform any of the other duties set forth herein at any time that any of the conditions set forth in clause (a) or (b) of Section 8 hereof shall not have been fully and completely met to the satisfaction of the Remarketing Agent or at any time any of the events set forth in clause (c) of Section 8 hereof shall have occurred.

                 (d) In connection with any Note that is being remarketed into a Short Term Rate Period on the next Interest Rate Adjustment Date for such Remarketed Note, by 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for such Note, the Remarketing Agent will determine the interest rate for such Note to the nearest one hundred-thousandth (0.00001) of one percent per annum for the Interest Rate Period in which such Interest Rate Adjustment Date falls; provided that, in the event that the Remarketing Agent is unable to remarket such Note by 11:00 a.m., New York City time, it shall so notify the Standby Remarketing Agent (if any) and the Company and, between 11:00 a.m., New York City time and 11:50 a.m., New York City time, the Remarketing Agent and the Standby Remarketing Agent (if any) shall use their reasonable efforts to determine the interest rate for any Notes not successfully remarketed as of 11:00 a.m., New York City time. For such purpose, the Standby Remarketing Agent shall immediately notify the Remarketing Agent of the principal amount of Notes that the Standby Remarketing Agent is able to remarket at a price equal to 100% of the principal amount thereof.

                 In connection with any Note that is being remarketed into a Long Term Rate Period on the next Interest Rate Adjustment Date for such Note, by 4:00 p.m., New York City time, on the third Business Day preceding such Interest Rate Adjustment Date, the Remarketing Agent will determine the interest rate for such Note to the nearest one hundred-thousandth of one percent per annum for the next Interest Rate Period; provided that, if for any reason the Remarketing Agent is unable to determine such interest rate at such time, the next Interest Rate Period for such Note shall be Weekly Rate Period or such other Short Term Rate Period as the Company may determine by 9:30 a.m., New York City time, on such Interest Rate Adjustment Date.

                 In determining the applicable interest rate for any Notes and other terms, the Remarketing Agent and, if applicable, the Standby Remarketing





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
Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of the Notes tendered or to be tendered on the applicable Interest Rate Adjustment Date and the principal amount of such Notes prospective purchasers are or may be willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates or, if applicable, Spread and Spread Multiplier therefor at which they would be willing to hold or purchase such Notes.

                 (e) By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date for any Note, the Remarketing Agent will notify the Company, the Trustee and DTC in writing (including facsimile or appropriate electronic media) of (i) the interest rate and/or, if applicable, the Spread and the Spread Multiplier, and the next Interest Rate Adjustment Date applicable to such Note, (ii) the aggregate principal amount of all tendered Notes for which the Remarketing Agent is responsible hereunder on such date, and (iii) the aggregate principal amount of tendered Notes that the Remarketing Agent and the applicable Standby Remarketing Agent were unable to remarket, at a price equal to 100% of the principal amount thereof.

                 (f) By telephone or in writing (including facsimile) not later than approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the Remarketing Agent will advise each purchaser of Notes remarketed on such date (or the DTC Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of Notes that such purchaser is to purchase.

                 (g) The Remarketing Agent will make payment to the DTC Participant of each tendering Beneficial Owner of Notes subject to a remarketing, by book entry through DTC by the close of business on the Interest Rate Adjustment Date against delivery through DTC of such Beneficial Owner's tendered Notes, of: (i) the purchase price for such tendered Notes that have been sold in the remarketing, and (ii) if any such Notes were subject to purchase as provided in clause (h) of this Section 4, the purchase price of such Notes plus accrued interest, if any, to such date.

                 (h) By 12:30 p.m., New York City time, on any Interest Rate Adjustment Date, the Remarketing Agent shall notify the Company and the Trustee, in writing (including facsimile), of the principal amount of Notes that the Remarketing Agent and the Standby Remarketing Agent were unable to remarket at a price equal to 100% of the principal amount thereof on such date. Such notice will constitute a demand on the Company to purchase such unremarketed Notes at a price equal to the outstanding





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principal amount thereof.  The Company thereupon will be obligated under the terms of the Indenture to purchase such unremarketed Notes. The Company will deposit same-day funds with the Remarketing Agent by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date, in an amount equal to the principal amount of such unremarketed Notes plus accrued interest thereon. Notwithstanding any other provision of this Remarketing Agreement to the contrary, the Remarketing Agent shall not utilize any funds advanced by the Company for the purchase of unremarketed Notes for which the Company shall not have deposited accrued and unpaid interest in accordance with the preceding sentence.

                 (i) The Remarketing Agent shall supply to any Beneficial Owner upon request information regarding the interest rate, Spread (if any), Spread Multiplier (if any), Interest Rate Mode, Interest Rate Period and next Interest Rate Adjustment Date applicable to such Beneficial Owner's Notes.

                 (j) The Remarketing Agent may, in accordance with the Indenture, modify the settlement procedures set forth in or pursuant to the Indenture in order to facilitate the settlement process.

                 (k) The Company shall give the Remarketing Agent 15 days prior written notice of redemption of any Note. The Remarketing Agent's obligation to remarket such Note shall terminate immediately upon receipt of such notice.

                 Section 5. Fees and Expenses. For its services in performing its duties set forth under Section 4(a) hereof and in determining the interest rate and remarketing Notes, the Remarketing Agent will be entitled to receive a fee as described below. With respect to Notes in the Short Term Rate Mode, the Company shall pay to the Remarketing Agent on January 15, April 15, July 15, and October 15 ____% of the average outstanding principal amount of Notes in the Short Term Rate Mode during the immediately preceding quarter for which the Remarketing Agent was responsible hereunder (or, in the case of the first quarter ending ________________, ____% per annum of such average outstanding principal amount of Notes). If Notes for which the Remarketing Agent is responsible shall have been redeemed, purchased pursuant to the Special Mandatory Purchase Right or converted to a Long Term Rate Period during any quarterly period, the fee with respect to those Notes for such quarterly period shall be payable on such redemption date, purchase date or conversion date, as the case may be. The fee payable by the Company to the Remarketing Agent with respect to Notes in any Long Term Rate Period shall be determined by mutual agreement of the Company and the Remarketing Agent. A Remarketing Agent may pay to selected broker-dealers a portion of any fees described above, reflecting Notes sold through such broker-dealers to purchasers in remarketings and shall pay to the applicable Standby Remarketing Agent a portion of the fees described above, reflecting Notes remarketed by such Standby Remarketing Agent and in accordance with the rate paid by the Company to the Remarketing Agent. In addition to its obligations under Section 9 hereof, the Company shall, from time to time upon the request of the Remarketing Agent, pay the reasonable fees and expenses of counsel incurred by the Remarketing Agent in connection with the performance of its duties hereunder. The obligations of the Company to make the payments required by this Section 5 shall survive the termination of this Agreement and remain in full force and effect until all such payments shall have been made in full.

                 Section 6.  Resignation and Removal of the Remarketing Agents.
(a) A Remarketing Agent may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective 30 days after delivery of notice to the Company, the Trustee and the other Remarketing Agent of such resignation; provided, however, that if (i) such resigning Remarketing Agent shall then be the sole Remarketing Agent or (ii) the other Remarketing Agent elects to resign or is removed within one week of delivery of such notice, then no such resignation shall become effective until the Company shall have appointed at least one broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company in which it shall have agreed to conduct remarketings in accordance with the terms and conditions of the Indenture. In such case, the Company will use its best efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. It shall be the sole obligation of the Company to appoint a successor Remarketing Agent.

                 (b) The Company may in its absolute discretion remove a Remarketing Agent by giving at least 30 days' prior notice to such Remarketing Agent, the Trustee and the other Remarketing Agent; provided, however, that if
(i) such removed Remarketing Agent shall then be the sole Remarketing Agent or
(ii) the other Remarketing Agent elects to resign or is removed within one week of delivery of such notice, then no such removal shall become effective until the Company shall have appointed a broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company in which it shall have agreed to conduct remarketings in accordance with the terms and conditions of the Indenture. In such case, the Company will use its best efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable.

                 (c) The Company may, with the consent of the Remarketing Agent (which shall not be unreasonably withheld), appoint additional Remarketing Agents by giving at least 30 days prior notice to the Remarketing Agent and the Trustee. Such appointment shall be effective upon the additional Remarketing Agent becoming a party to this Remarketing Agreement or entering into such other written agreements as are reasonably satisfactory to the Company, the Remarketing Agent and the Trustee.

                 (d) If there shall be more than one Remarketing Agent, all the Remarketing Agents shall conduct the remarketings of the Notes together and all references herein to Remarketing Agent shall be deemed to refer to all the Remarketing Agents.

                 Section 7. Dealing in the Notes; Redemption of Remarketing Agents' Notes. (a) The Remarketing Agent, when acting as a Remarketing Agent, and the Standby Remarketing Agent, when acting as Standby Remarketing Agent, and each such party in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Notes.
Notwithstanding the foregoing, neither the Remarketing Agent nor Standby Remarketing Agent shall be obligated to purchase any Notes that would otherwise remain unsold in a remarketing. If the Remarketing Agent or the Standby Remarketing Agent holds any Notes immediately prior to a remarketing of such Notes and if all other Notes tendered for sale by Beneficial Owners other than the Remarketing Agent or Standby Remarketing Agent have been sold in such remarketing, then the Remarketing Agent may sell such number of its Notes or those of the Standby Remarketing Agent in such remarketing as there are outstanding orders to purchase that have not been filled by Notes tendered for sale by Beneficial Owners other than the Remarketing Agent and the Standby Remarketing Agent. Each of the Remarketing Agent and the Standby Remarketing Agent, as Holder of the Notes, may exercise any vote or join as a Holder in any action which any Holder of Notes may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. Each of the Remarketing Agent and the Standby Remarketing Agent, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

                 (b) The Company may purchase Notes in a remarketing, provided that the interest rate established with respect to Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Notes.

                 Section 8. Conditions to the Remarketing Agent's Obligations. The obligations of each of the Remarketing Agent and the Standby Remarketing Agent under this Agreement have been undertaken in reliance on, and shall be subject to, (a) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Agreement and the accuracy of the representations and warranties in this Agreement and any certificate delivered pursuant hereto, (b) the due performance in all material respects by the Company of its obligations and agreements set forth in, and the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in, the Distribution Agreement and (c) the further conditions that (A) none of the following events shall exist at any time during which the Remarketing Agent would otherwise be obligated to take any action under this Agreement:

                      (i) all of the Notes for which such Remarketing Agent is responsible hereunder shall have been called for redemption or purchased pursuant to a Special Mandatory Purchase;

                      (ii) without the prior written consent of the applicable Remarketing Agent, the Indenture shall have been amended in any manner, or otherwise contain any provision contained therein as of the date hereof, that in either case in the reasonable opinion of such Remarketing Agent materially changes the nature of the Notes or the remarketing procedures (a "Material Change") (it being understood that notwithstanding the provisions of this clause (iii) the Company shall not be prohibited from amending such documents);

                      (iii) a suspension or material limitation in trading in securities generally on either the American Stock Exchange or the New York Stock Exchange or the suspension of trading of the Company's securities on any exchange shall have occurred or a banking moratorium shall have been declared by federal, or New York, authorities;

                      (iv) any outbreak or escalation of major hostilities, any declaration of war by Congress or any other substantial calamity or emergency shall have occurred; or

                      (v) a material adverse change or any development which could reasonably be expected to result in a material adverse change in the financial condition, results of operations or business affairs of the Company shall have occurred; and

(B) with respect to any remarketing of any Note, between the time at which the interest rate for such Note is determined and the time at which the payment for such Note is to be made, the rating of the Notes shall have been downgraded or put on CreditWatch or Watch List with negative implications or withdrawn by a national rating service after the date hereof, the effect of which, in the opinion of the applicable Remarketing Agent, is to affect materially and adversely the market price of the Notes or the Remarketing Agent's ability to remarket the Notes.

                 In the event of the failure of any of such conditions, the applicable Remarketing Agent may terminate its obligations under this Agreement as provided in Section 11(b).

                 Section 9. Indemnification. (a) The Company agrees to indemnify and hold harmless each of the Remarketing Agent and the Standby Remarketing Agent and their respective officers, directors and employees and each person, if any, who controls any such party within the meaning of Section 20 of the 1934 Act as follows:

                 (i) from and against any loss, liability, claim, damage and expense whatsoever, as incurred, to which any indemnified party may become subject insofar as such loss, liability, claim, damage and expense (or actions in respect thereof) arise out of, or are based upon, (A) the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Company failed to notify the Remarketing Agent or the Standby Remarketing Agreement, as the case may be, of such delivery requirement or failed to provide such Remarketing Agent with an updated Prospectus for delivery, or (B) any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials (including any incorporated documents), or (C) the omission or alleged omission to state a material fact required to be stated in the Remarketing Materials or any revision thereof or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (D) any violation by the Company of, or any failure by the Company to perform any of its obligations under, this Agreement, or (E) the duties such Remarketing Agent performs hereunder except due to its gross negligence or willful misconduct;

                 (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above; provided that such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld; and

                 (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by such indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that the foregoing indemnity shall not inure to the benefit of an indemnified party if such losses, claims, damages, liabilities and expenses arose from the use by the Remarketing Agent or the Standby Remarketing Agent, as the case may be, or any officer or director of thereof, of written information it provides to the Company expressly for use in the Remarketing Materials.

                 (b) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that each Remarketing Agent shall have the right to employ counsel to represent jointly the Remarketing Agents and their respective controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Remarketing Agents against the Company under this Section if, in the judgment of any of the Remarketing Agent or Agents, it is advisable for such Remarketing Agent or Agents and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Company. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 or Section 10 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

                 (c) The indemnity agreements contained in this Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent or Standby Remarketing Agent, and shall survive the termination or cancellation of this Agreement and the remarketing of any Notes hereunder.

                 Section 10. Contribution. If the indemnification provided for in Section 9 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agents on the other hand from the remarketing of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Agents on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and each of the Remarketing Agents on the other hand in connection with the remarketing of the Notes pursuant to this Agreement shall be deemed to be in such proportions that the Remarketing Agent is responsible for that portion represented by the percentage that the commissions and fees received by such Remarketing Agent in connection with such remarketing bears to the aggregate principal amount of such Notes outstanding at the time of such remarketing, and the Company is
responsible for the balance.   The relative fault of the Company on the one
hand and the Remarketing Agents
on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Agents and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Remarketing Agents agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Remarketing Agents were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 10 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 10, no Remarketing Agent shall be required to contribute any amount in excess of the amount by which the total principal amount of which the Notes remarketed by Remarketing Agent exceeds the amount of any damages which such Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person, if any, who controls a Remarketing Agent within the meaning of Section 20 of the 1934 Act shall have the same rights to contribution as such Remarketing Agent, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act shall have the same rights to contribution as the Company. With respect to the Remarketing Agent and the Standby Remarketing Agent, and in the event there is more than one Remarketing Agent, their respective obligations to contribute pursuant to this Section 10 are several in proportion to the principal amount of Notes remarketed by each such party and not joint.

                 Section 11.  Termination of Remarketing Agreement.
                 (a) This Agreement shall terminate on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 6 hereof.

                 (b) In addition, each of the Remarketing Agent and the Standby Remarketing Agent may terminate all of its obligations under this Agreement by notifying the Securities Depository and the other Remarketing Agents, if any, of its election to do so, if any of the conditions referred to or set forth in Section 8 hereof have not been met or satisfied in full and such failure shall have continued for a period of 30 days after the Remarketing Agent has given notice thereof to the Company and the other Remarketing Agents, if any, specifying the condition which has not been met and requiring it to be met; provided, however, that termination of this Agreement by the Remarketing Agent or the Standby Remarketing Agent after giving the required notices shall be immediate in the event of the occurrence and continuation of any event set forth in Section 8(c) hereof, or in the event such party determines, in its sole discretion, after consultation with the Company, that it shall not have received all of the information necessary to enable it to fulfill its obligations under this Agreement and applicable law.

                 Section 12. Remarketing Agent's Performance; Duty of Care. The duties and obligations of each of the Remarketing Agent and the Standby Remarketing Agent shall be determined solely by the express provisions of this Remarketing Agreement and the Indenture. Neither the Remarketing Agent nor the Standby Remarketing Agent shall be responsible for the acts or omissions of any other party pursuant to this Agreement. No implied covenants or obligations of or against the Remarketing Agent or the Standby Remarketing Agent shall be read into this Remarketing Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Agent or the Standby Remarketing Agent, such party may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Remarketing Agreement or the Indenture, as to the truth of the statements expressed in any of such documents. Each of the Remarketing Agent and the Standby Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. Each of the Remarketing Agent and the Standby Remarketing Agent shall incur no liability to the Company or to any Beneficial Owner or Holder of Notes in its individual capacity or as Remarketing Agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

                 Section 13. GOVERNING LAW. THIS REMARKETING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

                 Section 14. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Notes are outstanding. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, or any person entitled to contribution to the extent provided in Section 11 hereof, the obligations of the Company pursuant to Sections 5, 10 and 11 hereof shall remain operative and in full force and effect until fully satisfied.

                 Section 15. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of each of the Remarketing Agents. The rights and obligations of the Remarketing Agents hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and each of the Remarketing Agent and the Standby Remarketing Agent and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling any Remarketing Agent within the meaning of
Section 20 of the 1934 Act, or any Indemnified Person to the extent provided in
Section 9 hereof, or any person entitled to contribution to the extent provided in Section 10 hereof. The terms "successors" and "assigns" shall not include any purchaser of any Notes merely because of such purchase.

                 Section 16. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

                 Section 17. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

                 Section 18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

                 Section 19.  Remarketing Agents Not Acting as Underwriters.
It is understood and agreed by the parties hereto that the Remarketing Agent's and the Standby Remarketing Agent's only obligations hereunder are as set forth in Sections 4, 6, 7, 9 and 10 of this Agreement. When engaged in remarketing any tendered Notes, the Remarketing Agent and the Standby Remarketing Agent shall act only as agent for and on behalf of each Beneficial Owner of such Notes so tendered. The Remarketing Agent shall not act as an underwriter for the tendered Notes or in any way be obligated to advance its own funds to purchase any tendered Notes (except if in its individual capacity as purchaser of those Notes it elects, in accordance with Section 7 hereof, to purchase, in its sole discretion to otherwise expend or risk its own funds) or incur or become exposed to financial liability in the performance of its duties hereunder.

                 Section 20. Amendments. This Agreement may be amended by any instrument in writing signed by all of the parties hereto so long as this Agreement as amended is not inconsistent with the Indenture in effect as of the date of any such amendment.

                 Section 21. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                 (a)  to the Company:
                          Apache Corporation
                          2000 Post Oak Boulevard, Suite 100
                          Houston, Texas 77056-4400
                          Attention: Vice President and Treasurer

                 (b)  to Remarketing Agent:

                 (c)  to Standby Remarketing Agent:

or to such other address as the Company or the Remarketing Agents shall specify in writing.

                 IN WITNESS WHEREOF, the Company, the Remarketing Agent and the Standby Remarketing Agent have each caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                        APACHE CORPORATION


                                        By_______________________________
                                          Name:
                                          Title:

                                            _____________________________

                                            _____________________________


                                        By_______________________________
                                          Authorized Signatory

                                            _____________________________


                                        By_______________________________
                                          Authorized Signatory